Exhibit 99.1

Contacts:
Investor Relations:
Meredith Burns
ir@vistaprint.com
+1.781.652.6480

Media Relations:
Sara Nash publicrelations@vistaprint.com
+1.781.652.6444

Vistaprint Postpones Senior Notes Offering

Venlo, the Netherlands, September 12, 2014 — Vistaprint N.V. (Nasdaq: VPRT), a leading online provider of professional marketing products and services to micro businesses and the home, today announced that due to current market conditions, it has postponed its planned private offering of $250 million in senior notes, which it had previously announced on September 8, 2014.

“While we are interested in adding to and diversifying our capital structure in order to maintain long-term flexibility, we can afford to be patient, as this offering was opportunistic in nature,” said Ernst Teunissen, executive vice president and chief financial officer. “Given current volatility in debt markets, we prefer to postpone our offering at this time. We will potentially revisit an offering in the future if market conditions become more favorable.”

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Vistaprint

Vistaprint N.V. (Nasdaq: VPRT) empowers more than 16 million micro businesses and consumers annually with affordable, professional options to make an impression. With a unique business model supported by proprietary technologies, high-volume production facilities, and direct marketing expertise, Vistaprint offers a wide variety of products and services that micro businesses can use to expand their business. A global company, Vistaprint employs over 5,100 people, operates more than 30 localized websites globally and ships to more than 130 countries around the world. Vistaprint’s broad range of products and services are easy to access online, 24 hours a day at www.vistaprint.com.

Vistaprint and the Vistaprint logo are trademarks of Vistaprint N.V. or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the Company’s intentions with respect its future capital structure. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including market conditions and the risks and uncertainties referenced from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.